Exhibit 99.1

HCMC ANNOUNCES FOUR-POINT PLAN TO INCREASE SHAREHOLDER VALUE - UPDATE

Plan includes (1) buyback of common stock, (2) subsidiary spinoff, (3) stock dividend, and (4) equity capital raises through institutional investors

HOLLYWOOD, FL, August 22, 2022 -- Healthier Choices Management Corp. (OTC Pink: HCMC) today released a letter to the shareholders from Jeffrey Holman, its CEO, outlining HCMC’s four-point plan to increase their shareholder value. The letter follows below and can also be accessed from the Company's website at (www.hcmc1.com).

August 22, 2022

Dear Valued Shareholders,

At this time I would like to once again thank you for your continued loyalty and support.

As I have previously indicated, HCMC management and its board of directors have been working diligently on a comprehensive plan in an attempt to bring meaningful added value to its shareholders.

Our share ownership structure has made this a complex and difficult task. When addressing share structure, there are a limited number of ways to reduce the number of outstanding shares, with some of the most common being a reverse split or a buyback of shares by HCMC through a share repurchase program.

Over the past year HCMC has been successful in:
•	significantly expanding its grocery retail business,
•	adding the Healthy Choice Wellness Center segment,
•	creating a 46% increase in 1st quarter revenue this year, year-over-year,
•	most recently reported a record setting 2nd quarter top line revenue, and
•	is projecting roughly doubling our year-over-year revenue from 2021 to 2022.

But these tremendous results have had no upward effect on the HCMC common stock price, the market capitalization of the Company, or the daily trading volume of our common stock.

Accordingly, management believes that as a part of HCMC, the retail grocery and wellness divisions, even with further growth and profitability, may not bring additional value to HCMC shareholders by having their success reflected in the stock price.

Therefore, at this time, rather than propose a shareholder vote to approve a sizable reverse split, which may or may not be successful (and even if successful may or may not result in added value to our shareholders), management and the board have decided upon a four-point plan that includes the following:

1.	A buyback of up to $5,000,000 of HCMC common stock.
2.	A spinoff of certain HCMC assets into a new publicly traded company (hereinafter referred to as “NewCo” until a name is announced).
3.
A stock dividend to HCMC shareholders of the stock in NewCo, on a to be determined record date, of 100% of the initially issued shares in the new public company, subject to certain dividend conditions.

4.	Equity capital raises from institutional investors to strengthen and fund both HCMC and NewCo moving forward.

I will now explain each component of our plan in more depth.

THE BUYBACK:

The buyback amount of up to $5,000,000 represents approximately 27% of HCMC’s current capital reserves, and approximately half of the amount invested by non-institutional shareholders during our rights offering of July 2021. That rights offering had a maximum raise amount of $100M, however, a total of $27.4M was raised, with approximately $10M coming from our then approximately 400,000 non-institutional shareholders. The balance of approximately $17.4M was raised from shareholders that were also institutional entities.

The new share repurchase program is designed to return value to shareholders by offsetting dilution from stock issuances and reducing share count over time.

The timing and amount of the buyback will be determined by, and at the sole discretion of HCMC’s board of directors. Under the program, management has discretion in determining the conditions under which shares may be repurchased from time to time, including block trades. Repurchases will be made in accordance with applicable securities laws in the open market, in privately negotiated transactions or through other means. Depending on acquisition opportunities, market conditions and other factors, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, these repurchases may commence or cease from time to time without prior notice. The buyback program does not obligate HCMC to acquire any particular amount of shares and may be suspended, expanded, or discontinued at any time.

THE SPINOFF:

The spinoff will result in a new public company being formed with the intention of listing on the NYSE in the fourth quarter of 2022. NewCo will receive the HCMC entities owning the HCMC retail stores, namely Ada’s Natural Market, Paradise Health and Nutrition, Mother Earth’s Storehouse, Healthy Choice Wellness Centers, as well as the online entity at thevitaminstore.com. NewCo will continue the path of growth in the health verticals started by HCMC and explore other growth opportunities that comport with HCMC’s healthier lifestyle mission. NewCo will also receive a to be determined amount of HCMC’s reserve capital.

HCMC will retain its entire patent suite and all rights to the patent infringement case against Philip Morris, which is currently awaiting a decision on its appeal, as well as the Q-Cup® brand. HCMC will continue to develop its patent suite through R&D as well as continuing its path of enforcing its patent rights against infringers and attempting to monetize said patents through licensing deals.

THE STOCK DIVIDEND:

To be clear, the stock dividend to be issued will be at no cost to HCMC shareholders, and will not decrease the number of HCMC shares owned by a shareholder. On a record date to be determined and announced at a later time, HCMC shareholders will receive a stock dividend in the form of common stock in NewCo. Each shareholder’s stock dividend will be determined based upon their percentage of ownership of HCMC on the record date. Subject to reserved shares that may be received upon conversion of preferred stock held by institutional investors pursuant to the equity raise announced today, as well as employee and consultant issued stock and options, each shareholder will own the same percentage of NewCo that they own in HCMC, subject to certain conditions. It is anticipated that NewCo will have an initial price of $10. In order to qualify to receive the stock dividend, an HCMC shareholder dividend entitlement amount must be at least $10. For each $10 of dividend entitlement, the shareholder will receive one share of NewCo stock. No fractional shares of NewCo will be issued and stock dividends will not be rounded up.

THE EQUITY CAPITAL RAISES:

Insofar as HCMC will no longer have the same level of assets and income it currently enjoys from its retail stores, HCMC has completed an equity capital raise with certain institutional investors under which its Series E preferred stock has been issued which could result in $13.25 million in gross proceeds to HCMC if all of the preferred shares are converted, as opposed to being redeemed for between a 5%-10% premium depending on the timing of the redemption.

In addition, in order to properly fund NewCo, contractual investment commitments for $13.25 million have been made by those same institutional investors that are investors in HCMC’s recently completed offering of Series E preferred stock. It is anticipated that this equity capital raise will close concurrently with listing NewCo on a major exchange and the pricing of that equity capital raise will be based upon a 10% discount to the 5-day volume weighted average price of NewCo common stock for the 5 trading days beginning 40 days after NewCo trading begins.

IN SUMMATION:

We are cognizant that the HCMC institutional capital raise may result in additional shares being issued in the event that the preferred shares are converted to common stock, as opposed to being redeemed for the premium. However, we believe that because 100% of the initially issued shares of NewCo will be given to the HCMC shareholders in the form of a stock dividend, subject to dividend conditions partially described above, this will bring immediate meaningful value to our shareholders. Further, by authorizing an HCMC buyback program, as also described above, we are attempting to enhance HCMC shareholder liquidity and increase shareholder value.

Again, at this time, management believes that bringing this real and tangible value to HCMC shareholders by providing them ownership in NewCo is significantly preferable to asking for a shareholder vote to approve a reverse split, which can result in a loss of shareholder value if the share price declines post-reverse split, which is a very common occurrence.

However, please rest assured that management of both entities will continue in their diligent efforts to consider all options that may bring future added shareholder value to both companies.

The spinoff transaction, which HCMC anticipates will be tax-free to shareholders, is expected to close in the fourth quarter of 2022. The transaction is subject to customary conditions, including final approval by HCMC’s board of directors, and the filing and effectiveness of a Form S-1 or Form 10 Registration Statement with the Securities and Exchange Commission. Further details of the spinoff will be announced in future press releases of HCMC including director and management appointments and valuation of the spinoff. The specifics of the spinoff are not yet final and there is no certainty that the spinoff will be completed on the terms currently proposed or at all.

Once again, I would like to thank you all for your continued support and I am hopeful that now that our plan has been released and explained in some detail, the amount of time and effort that has gone into creating and executing upon it is evident, and that it is abundantly clear that we are attempting to create as much shareholder value as possible with the resources that we have at our disposal.

Sincerely,

Jeff Holman,
Chief Executive Officer

This press release does not constitute an offer of any securities for sale.

About Healthier Choices Management Corp.

Healthier Choices Management Corp. (www.hcmc1.com) is a holding company focused on providing consumers with healthier daily choices with respect to nutrition and other lifestyle alternatives.

Through its wholly owned subsidiary HCMC Intellectual Property Holdings, LLC, the Company manages and intends to expand on its intellectual property portfolio.

Through its wholly owned subsidiaries, Healthy Choice Markets, Inc., Healthy Choice Markets 2, LLC, and Healthy Choice Markets 3, LLC, respectively, the Company operates:
•
Ada’s Natural Market, a natural and organic grocery store offering fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items (www.Adasmarket.com)

•
Paradise Health & Nutrition’s three stores that likewise offer fresh produce, bulk foods, vitamins and supplements, packaged groceries, meat and seafood, deli, baked goods, dairy products, frozen foods, health & beauty products and natural household items, (www.ParadiseHealthDirect.com)

•	Mother Earth’s Storehouse, a two-store organic and health food and vitamin chain in New York’s Hudson Valley, which has been in existence for over 40 years. (www.MotherEarthStorehouse.com)
Through its wholly owned subsidiary, Healthy Choice Wellness, LLC, the Company operates:
•
Healthy Choice Wellness Center (Roslyn Heights, NY) a corporately owned IV therapy center offering multiple IV drip “cocktails” for clients to choose from. These cocktails are designed to help boost immunity, fight fatigue and stress, reduce inflammation, enhance weight loss, and efficiently deliver antioxidants and anti-aging mixes. Additionally, there are cocktails for health, beauty, and re-hydration. (www.HealthyChoiceWellness.com)

•
The Company also has licensing agreements for Healthy Choice Wellness Centers at the Casbah Spa and Salon in Fort Lauderdale, FL, and Boston Direct Health in Boston, MA, offering essentially the same services as the Roslyn Heights, NY location.

Through its wholly owned subsidiary, Healthy U Wholesale, the Company sells vitamins and supplements, as well as health, beauty and personal care products on its website www.TheVitaminStore.com.

Forward Looking Statements.

This press release contains forward looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission (SEC) or otherwise. Statements contained in this press release that are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Forward looking statements may include, but are not limited to, projections or estimates of revenue, income, or loss, exit costs, cash flow needs and capital expenditures, statements regarding future operations, expansion or restructuring plans, including our recent exit from, and winding down of our wholesale distribution operations. In addition, when used in this release, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” and “plans” and variations thereof and similar expressions are intended to identify forward looking statements.

Factors that may affect our future results of operations and financial condition include, but are not limited to, fluctuations in demand for our products, the introduction of new products, our ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of our liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in our filings with the SEC.

Contact Information:
Healthier Choices Management Corp.
3800 North 28TH Way, #1 Hollywood, FL 33020
305-600-5004
Email: ir@hcmc1.com